Exhibit 99.2

Coherus BioSciences to Receive $50 million Strategic Investment from Immuno-Oncology Partner Junshi Biosciences

REDWOOD CITY, Calif., – February 2, 2021 – A day after announcing their new immuno-oncology collaboration, Coherus BioSciences, Inc. (Nasdaq: CHRS) (“Coherus”) announced that Shanghai Junshi Biosciences Co., Ltd (HK: 1877; SH: 688180) (“Junshi Biosciences”) intends to make a strategic investment of $50 million in Coherus pursuant to the terms of the definitive stock purchase agreement.

“We view our collaboration with Coherus as a strategic long-term partnership for the development and commercialization of toripalimab and promising PD-1 combination candidates,” said Dr. Ning LI, CEO of Junshi Biosciences. “We wanted to invest in Coherus so we could share our future growth together and mutual success with these programs.”

“We appreciate this vote of confidence and commitment in Coherus, and we are pleased to have Junshi Biosciences as a partner and now also as a shareholder,” said Denny Lanfear, CEO of Coherus.

Closing of the strategic investment is subject to obtaining requisite market and securities authorities approvals and to clearance under the Hart-Scott Rodino Antitrust Improvements Act.

About Junshi Biosciences

Founded in December 2012, Junshi Biosciences (HK: 1877; SH: 688180) is an innovation-driven biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapeutics. The company has established a diversified R&D pipeline comprising 27 innovative drug candidates and two biosimilars, with five therapeutic focus areas covering cancer, autoimmune, metabolic, neurological, and infectious diseases. Junshi Biosciences was the first Chinese pharmaceutical company that obtained marketing approval for an anti-PD-1 monoclonal antibody in China. Its first-in-human anti-BTLA antibody for solid tumors was the first in the world to be approved for clinical trials by the FDA and NMPA, and its anti-PCSK9 monoclonal antibody was the first in China to be approved for clinical trials by the NMPA. In early 2020, Junshi Biosciences joined forces with the Institute of Microbiology Chinese Academy of Science and Eli Lilly to co-develop JS016, China’s first neutralizing fully human monoclonal antibody against SARS-CoV-2, which has entered clinical trials and is now a part of the company’s continuous innovation for disease control and prevention of the global pandemic. Junshi Biosciences has over 2,000 employees in the United States (San Francisco and Maryland) and China (Shanghai, Suzhou, Beijing and Guangzhou). For more information, please visit: http://junshipharma.com.

About Coherus BioSciences, Inc.

Coherus is a commercial stage biopharmaceutical company with the mission to increase access to cost-effective medicines that can have a major impact on patients’ lives and to deliver significant savings to the health care system.

On February 1, 2021, Coherus and Junshi Biosciences announced a collaboration in which Coherus would in-license toripalimab, an anti-PD-1 antibody, in the United States and Canada. Coherus’ strategy is to build a leading immuno-oncology franchise funded with cash generated by its commercial biosimilar business. Coherus markets UDENYCA® (pegfilgrastim-cbqv) in the United States and through 2023 expects to launch biosimilars of Humira®, Avastin® and Lucentis®, if approved.

For additional information, please visit www.coherus.com.

UDENYCA® is a trademark of Coherus BioSciences, Inc.
Avastin® and Lucentis® are registered trademarks of Genentech, Inc.
Humira® is a registered trademark of AbbVie Inc.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Coherus’ and Junshi Biosciences’ ability to co-develop toripalimab, and Coherus’ ability to commercialize toripalimab, or any other drug candidates developed as part of its collaboration with Junshi Biosciences in the licensed territory; Coherus’ ability to prepare for projected launches through 2023 of biosimilars of Humira®, Avastin® and Lucentis®, if approved.

Such forward-looking statements involve substantial risks and uncertainties that could cause Coherus’ actual results, performance or achievements to differ significantly from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risk that the parties are unable to obtain clearance under the Hart-Scott Rodino Antitrust Improvements Act, from the Committee on Foreign Investment in the United States, or any other statute or regulatory agency having jurisdiction with respect to the proposed transactions, the risks and uncertainties inherent in the clinical drug development process; the risks and uncertainties of the regulatory approval process, including the timing of Coherus’ regulatory filings; the risk that Coherus is unable to complete commercial transactions and other matters that could affect the availability or commercial potential of Coherus’ drug candidates; and the risks and uncertainties of possible patent litigation. All forward-looking statements contained in this press release speak only as of the date on which they were made. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 27, 2020, its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020, filed with the Securities and Exchange Commission on November 5, 2020 and its future periodic reports to be filed with the Securities and Exchange Commission. Our results for the quarter ended September 30, 2020 are not necessarily indicative of our operating results for any future periods.

Contact

McDavid Stilwell
EVP, Financial Strategy and IR
Coherus BioSciences, Inc.
mstilwell@coherus.com
+1 (650) 395-0152